EXHIBIT 10.1

FISCAL 2009 COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Alloy, Inc. (the “Company”) determined during the fiscal year ended January 31, 2010 (“Fiscal 2009”) the base salaries and the bonus compensation for services performed during fiscal year ended January 31, 2009 (“Fiscal 2008”) for the executive officers of the Company, namely Matthew C. Diamond, the Company’s Chief Executive Officer and Chairman of its Board of Directors; James K. Johnson, Jr., its President and Chief Operating Officer; Joseph D. Frehe, its Chief Financial Officer; Gina R. DiGioia, its Chief Legal Officer and Secretary; and Robert L. Bell, its Chief Technology Officer (the “Executives”). Due to NASDAQ listing requirements and limitations as to shares available under the Company’s 2007 Employee, Director and Consultant Stock Incentive Plan (the “2007 Plan”), the Compensation Committee tabled its decision with respect to certain equity grants to the Company’s Chief Executive Officer and Chief Operating Officer until after the Company’s Annual Meeting, when it will know if proposed amendments to the 2007 Plan are approved by the Company’s shareholders. If the Company’s shareholders do not approve the amendments to the 2007 Stock Plan, the Compensation Committee will consider other compensation alternatives, including, without limitation, paying in cash a discounted value of the intended equity award. Below are set forth both the cash bonuses paid and the equity awards issued to the Executives, as well as certain equity grants the Compensation Committee would have approved but for the aforementioned limitations:

Executive Officer	Title	Fiscal 2008 Base Salary	Cash Bonus(1)	Value of Restricted Stock Grants($)		Value of Stock Options($)(2)
Matthew C. Diamond	Chief Executive Officer	$450,000	$400,000	$1,066,666	(3)	$433,334
James K. Johnson, Jr.	Chief Operating Officer	$450,000	$400,000	$1,066,666	(3)	$433,334
Joseph D. Frehe	Chief Financial Officer	$240,000	$69,500	$20,000	(4)	—
Gina R. DiGioia	Chief Legal Officer	$225,000	$50,000	$50,000	(5)	—
Robert L. Bell	Chief Technology Officer	$402,000	—	—		—

(1)	Represents a cash bonus for performance during Fiscal 2008, which was paid during Fiscal 2009.
(2)	Represents the dollar value of options to purchase shares of the Company’s common stock. The Compensation Committee intends to approve this grant if and when proposed amendments to the 2007 Plan are approved. Consistent with the Company’s equity grant practices regarding vesting dates of option grants and the named executive’s respective employment agreement, the intended grant would vest equally on each of March 30, 2010, 2011 and 2012. These options will be issued with an exercise price equal to the closing price of the Company’s common stock on the date of grant, using a Black-Scholes option pricing model to determine the number of options issuable.
(3)	Represents the dollar value of restricted stock granted for services rendered during Fiscal 2008 and consists of: (i) 102,929 shares of restricted stock with a value of $433,333, subject to the terms of a restricted stock agreement executed by the recipient and the Company, including the Company’s right of repurchase upon the occurrence of certain events, which right of repurchase lapses with respect to one-third of the granted shares on each of March 30, 2010, 2011 and 2012; (ii) 47,506 shares of immediately vesting restricted stock with a value of $200,000, which grant the Compensation Committee intends to approve if and when proposed amendments to the 2007 Plan are approved; and (iii) 109,427 shares of restricted stock with a value of $433,333, subject to the terms of a restricted stock agreement to be executed by the recipient and the Company, including the Company’s right of repurchase lapsing when the average closing price of a share of Company common stock exceeds $5.05 for ten consecutive trading days following the grant date, provided that one-third of such shares shall vest no earlier than March 30, 2010, one-third shall vest no earlier than March 30, 2011 and the final one-third shall vest no earlier than March 30, 2012, which grant the Compensation Committee intends to approve if and when proposed amendments to the 2007 Plan are approved.
(4)	Represents the dollar value of restricted stock granted to Mr. Frehe for services rendered during Fiscal 2008 and consists of 4,751 shares of restricted stock granted on May 21, 2009 under the 2007 Plan, which shares are valued at $4.21 per share, the closing sale price of the Company’s common stock on March 30, 2009, and which are subject to the terms of a restricted stock agreement executed by Mr. Frehe and the Company, including the Company’s right of repurchase upon the occurrence of certain events, which right of repurchase lapses with respect to one-third of the granted shares on each of March 30, 2010, 2011 and 2012.
(5)	Represents the dollar value of restricted stock granted to Ms. DiGioia for services rendered during Fiscal 2008 and consists of 11,876 shares of restricted stock granted on May 21, 2009 under the 2007 Plan, which shares are valued at $4.21 per share, the closing sale price of the Company’s common stock on March 30, 2009, and which are subject to the terms of a restricted stock agreement executed by Ms. DiGioia and the Company, including the Company’s right of repurchase upon the occurrence of certain events, which right of repurchase lapses with respect to one-third of the granted shares on each of March 30, 2010, 2011 and 2012.